UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 27, 2011
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

131 South Clark Drive, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(480) 967-5146

Not applicable.
(Former name or former address, if changed since last report.)

________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amtech Systems, Inc. (the “Company” or “Amtech”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”), effective as of January 27, 2011, among the Company, Kingstone Technology Hong Kong Limited (“Kingstone”), Silicon Jade Limited (“Silicon Jade”), the sole shareholder of Kingstone, and certain shareholders of Silicone Jade. Pursuant to the Purchase Agreement, the Company will acquire a majority ownership interest in Kingstone, which is a Hong Kong-based holding company that owns 100% of Kingstone Semiconductor Company Ltd (“Kingstone Semiconductor”), a Shanghai-based technology company specializing in ion implant solutions for the solar and semiconductor industries. The acquisition pursuant to the Purchase Agreement will be consummated upon the satisfaction of certain customary closing conditions, including certain required local government filings, all of which the Company anticipates being satisfied in February 2011.

Amtech will pay $5.5 million to Silicon Jade, comprised of (i) a cash payment in the amount of $1,420,000 and (ii) shares of the Company’s common stock with a value of approximately $4,080,000, and will pay up to $4 million to Kingstone in exchange for newly issued Kingstone shares, comprised of (a) a promissory note in the amount of up to $3,690,000 (the “Stock Purchase Note”), and (b) a cash payment of $310,000 already paid by the Company pursuant to a prior agreement. In exchange for the purchase price of up to a maximum of $9.5 million, the Company will receive fifty-five percent of the outstanding stock of Kingstone. The amount of $3,690,000 will be placed into escrow by the Company to be released in accordance with the terms of the Purchase Agreement and applied to the principal balance of the Stock Purchase Note. If certain termination events occur, relating to the achievement of specified milestones in the development of the Solar Tool, the Company will be relieved of its obligation to make further payments on the Stock Purchase Note, but the Company will retain its ownership of fifty-five percent of Kingstone.

In addition to the purchase price described above, the Company has agreed to provide Kingstone with a loan in the amount of up to $4 million (the “Solar Tool Loan”), to be used for the development and manufacture of two beta versions of the Solar Tool. Upon successful development of the beta version of the Solar Tool, the outstanding principal amount of the Solar Tool Loan will be applied in full satisfaction of the purchase price of two beta versions of the Solar Tool to be purchased by the Company. The Solar Tool Loan will be funded periodically after the Stock Purchase Note has been paid in full. The Company will place $4 million into escrow for the purpose of funding the Solar Tool Loan in accordance with the terms of the Purchase Agreement. Upon the occurrence of certain termination events relating to the achievement of specified milestones in the development of the Solar Tool, the Company will be relieved of its obligation to further fund the Solar Tool Loan.

The Company has also agreed to make payments to Kingstone upon the achievement of certain milestones in the development of the Solar Tool. Such payments will be used by Kingstone to pay bonuses to certain key developers who are essential to the development of the Solar Tool. The payments for achievement of the three specified milestones are $400,000, $500,000 and $700,000, for a total obligation of up to $1.6 million.

If the acquisition does not close pursuant to the Purchase Agreement by April 30, 2011, Kingstone will have the right for a period of 180 days thereafter to terminate the Company’s exclusive worldwide sales and service rights to the Solar Tool by repayment to the Company of all amounts provided by the Company prior to such time. Such rights were acquired by the Company pursuant to a previous agreement.

The press release regarding the entry into the Purchase Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

     Exhibit 99.1 Press release of Amtech Systems, Inc., dated February 1, 2011.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws and is subject to safe harbors created therein. These forward-looking statements include, but are not limited to, those regarding the anticipated satisfaction of the closing conditions under the Purchase Agreement and the development of the Solar Tool.

These forward-looking statements reflect the Company’s current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to its operations, growth strategy and liquidity, including the risks set forth in the Company’s most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: February 1, 2011	By:	/s/ Bradley C. Anderson
		Name:	Bradley C. Anderson
		Title:	Vice President and Chief
Financial Officer